                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)


                                 TIMELINE, INC.
                   -----------------------------------------
                               (Name of Issuer)


                                  COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)


                                  887336 10 5
                   -----------------------------------------
                                (CUSIP Number)


                                DECEMBER 31, 1998
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 887336 10 5              SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS (ENTITIES ONLY)

          CHARLES R. OSENBAUGH                                  [NOT APPLICABLE]
          ---------------------------------------------------------------------

  #2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. CITIZEN
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    426,787(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH:                  426,787(1)
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          426,787(1)
          ---------------------------------------------------------------------

 #10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW "9" EXCLUDES CERTAIN
          SHARES                                                          [X](1)

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW "9"

          12.84%(2)
          ---------------------------------------------------------------------

 #12      TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

     (1) THE 426,787 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE (a) 16,026 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN 60 DAYS OF THE DATE OF HEREOF, (b) 17,325 SHARES SUBJECT TO FULLY-VESTED WARRANTS GRANTED TO REPORTING PERSON IN CONNECTION WITH CERTAIN ISSUER LOAN GUARANTEES, AND (c) 75,000 SHARES SUBJECT TO OPTIONS GRANTED TO REPORTING PERSON AND VESTING INCREMENTALLY BASED ON SPECIFIED CLOSING PRICE OF OVER-THE-COUNTER TRADING OF ISSUER'S COMMON STOCK, I.E. VESTED 50% WHEN TRADING CLOSES AT OR ABOVE $3, AND 50% WHEN TRADING CLOSES AT OR ABOVE $5 FOR TEN CONSECUTIVE DAYS. DOES NOT INCLUDE 15,015 SHARES HELD IN AN INDIVIDUAL REQUIREMENT ACCOUNT BELONGING TO REPORTING PERSON'S SPOUSE, FOR WHICH SHARES REPORTING PERSON DISCLAIMS BENEFICIAL INTEREST.

     (2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13d-3; BASED ON 3,323,547 SHARES OF COMMON STOCK, CONSISTING OF 3,215,196 SHARES OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1998 (AS REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1998), AND 108,351 SHARES SUBJECT TO OPTIONS AND WARRANTS GRANTED TO REPORTING PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE DATE OF THIS AMENDMENT TO
          SCHEDULE 13G. [REPORTING PERSON HAS TIMELY REPORTED ALL SUCH TRANSACTIONS ON FORM 3, 4 AND/OR 5, PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.]

#See Instructions.

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CUSIP NO. 887336 10 5              SCHEDULE 13G        PAGE   3   OF   4   PAGES

ITEM 1.   (a)   Issuer ............................................. TIMELINE, INC.

          (b)   Principal Executive Offices ........................ 3055 - 112TH AVENUE NE, SUITE 106
                                                                     BELLEVUE, WASHINGTON  98004

ITEM 2.   (a)   Person Filing ...................................... CHARLES R. OSENBAUGH

          (b)   Principal Business Office or, if none, Residence ... C/O TIMELINE, INC.
                                                                     3055 - 112TH AVENUE NE, SUITE 106
                                                                     BELLEVUE, WASHINGTON  98004

          (c)   Citizenship ........................................ U.S. CITIZEN

          (d)   Title of Class of Securities ....................... COMMON STOCK

          (e)   CUSIP Number ....................................... 887336 10 5

ITEM 3. Statement Filed Pursuant Section 240.13d-1(b) or Section 240.13d-2(b) or (c), by:

          (a) [ ] Broker or dealer registered under Act Section 15 (15 U.S.C.
                  78o)

          (b) [ ] Bank as defined in Act Section 3(a)(6) (15 U.S.C. 78c)

          (c) [ ] Insurance company as defined in Act Section 3(a)(19) (15 U.S.C. 78C)

          (d) [ ] Investment company registered under Section 8, Investment Company Act of 1940 (15 U.S.C. 80A-8)

          (e) [ ] Investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E)

          (f) [ ] Employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F)

          (g) [ ] Parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G)

          (h) [ ] Savings association as defined in Section 3(b), Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) [ ] Church plan excluded from the definition of an investment company under Section 3(c)(14), Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

          Statement Filed Pursuant Section 240.13d-1(c) (if applicable, check
          box) .........................................................   [ ]

   ITEM 4.Ownership of Securities Identified in Item 1.

          (a)   Amount beneficially owned ....................................... 426,787(1)

          (b)   Percentage of class ............................................. 12.84%(2)

          (c)   Number of shares as to which such person filing has:

                (i)  sole power to vote or direct the vote ...................... 426,787(1)

                (ii) shared power to vote or to direct the vote ................. -0-

                (iii)sole power to dispose of or direct disposition ............. 426,787(1)

                (iv) shared power to dispose of or direct disposition............ -0-

          (1) THE 426,787 SHARES BENEFICIALLY OWNED BY REPORTING PERSON INCLUDE
              (a) 16,026 SHARES SUBJECT TO OPTIONS EXERCISABLE BY REPORTING PERSON WITHIN 60 DAYS OF THE DATE OF HEREOF, (b) 17,325 SHARES SUBJECT TO FULLY-VESTED WARRANTS GRANTED TO REPORTING PERSON IN CONNECTION WITH CERTAIN ISSUER LOAN GUARANTEES, AND (c) 75,000 SHARES SUBJECT TO OPTIONS GRANTED TO REPORTING PERSON AND VESTING INCREMENTALLY BASED ON SPECIFIED CLOSING PRICE OF OVER-THE-COUNTER TRADING OF ISSUER'S COMMON STOCK, I.E. VESTED 50% WHEN TRADING CLOSES AT OR ABOVE $3, AND 50% WHEN TRADING CLOSES AT OR ABOVE $5 FOR TEN CONSECUTIVE DAYS. DOES NOT INCLUDE 15,015 SHARES HELD IN AN INDIVIDUAL REQUIREMENT ACCOUNT BELONGING TO REPORTING PERSON'S SPOUSE, FOR WHICH SHARES REPORTING PERSON DISCLAIMS BENEFICIAL INTEREST.

          (2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13d-3; BASED ON 3,323,547 SHARES OF COMMON STOCK, CONSISTING OF 3,215,196 SHARES OUTSTANDING AS OF CLOSE OF BUSINESS ON OCTOBER 15, 1998 (AS REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1998), AND 108,351 SHARES SUBJECT TO OPTIONS AND WARRANTS GRANTED TO REPORTING PERSON AND EXERCISABLE WITHIN 60 DAYS OF THE DATE OF THIS AMENDMENT TO SCHEDULE 13G.

              [REPORTING PERSON HAS TIMELY REPORTED ALL SUCH TRANSACTIONS ON
              FORM 3, 4 AND/OR 5, PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934.]
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CUSIP NO. 887336 10 5              SCHEDULE 13G        PAGE   4   OF   4   PAGES


ITEM 5.   Ownership of Five Percent or Less of Class. (if
          filing to report cessation of beneficial ownership
          of more than five percent of class, check box) .....  [ ]

ITEM 6.   Ownership of More than Five Percent of Class on
          Behalf of Another ..................................  [NOT APPLICABLE]

ITEM 7.   Identification and Classification of Subsidiary
          Which Acquired Security Being Reported on By Parent
          Holding Company ....................................  [NOT APPLICABLE]

ITEM 8.   Identification and Classification of Members of
          Group ..............................................  [NOT APPLICABLE]

ITEM 9.   Notice of Dissolution of Group .....................  [NOT APPLICABLE]

ITEM 10.  Certification ......................................  [NOT APPLICABLE]


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      FEBRUARY 16 , 1999
                                                ------------------------------
                                                            (Date)
                                             X     /S/ CHARLES R. OSENBAUGH
                                                ------------------------------
                                                          (Signature)
                                                     CHARLES R. OSENBAUGH
                                                ------------------------------
                                                         (Name/Title)